Exhibit 99.1

Veris Residential Declares Quarterly Cash Dividend

JERSEY CITY, N.J., February 29, 2024 /PRNewswire/ -- Veris Residential, Inc. (NYSE: VRE) ("Veris Residential" or the "Company"), a forward-thinking, environmentally and socially conscious REIT that primarily owns, operates, acquires and develops Class A multifamily properties, today announced that the Company`s Board of Directors has declared a cash dividend on its common stock for the first quarter 2024 in the amount of $0.0525 for the period ending March 31, 2024. The dividend will be paid on April 16, 2024 to shareholders of record as of April 3, 2024.

The timing and amount of future dividends is subject to approval by the Board of Directors taking into consideration multiple factors including but not limited to the Company`s AFFO and actual cash flows from operations, its estimate of taxable income and related distribution requirements as well as any capital requirements.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking, environmentally and socially conscious real estate investment trust (REIT) that primarily owns, operates, acquires, and develops holistically inspired, Class A multifamily properties that meet the sustainability-conscious lifestyle needs of today's residents while seeking to positively impact the communities it serves and the planet at large. The company is guided by an experienced management team and Board of Directors and is underpinned by leading corporate governance principles, a best-in-class and sustainable approach to operations, and an inclusive culture based on equality and meritocratic empowerment. For additional information on Veris Residential, Inc. and our properties available for lease, please visit https://verisresidential.com.

Investors
Anna Malhari
Chief Operating Officer
investors@verisresidential.com

Media
Amanda Shpiner/Grace Cartwright
Gasthalter & Co.
212-257-4170
veris-residential@gasthalter.com